UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
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        14a-6(e)(2))
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[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to ss. 240.14a-12

                          Temecula Valley Bancorp Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

Temecula Valley Bancorp Inc.


                                December 17, 2008



Dear Shareholder:

             Our board of directors has approved an amendment to the Articles of Incorporation of Temecula Valley Bancorp Inc. to authorize the issuance of preferred shares by Temecula Valley Bancorp Inc. This action by our board of directors to amend the Articles of Incorporation is subject to the approval of our shareholders. If approved, the amendment to our Articles of Incorporation provides us the opportunity to issue shares of preferred stock to investors and participate in the United States Treasury Department Capital Purchase Program wherein the Treasury Department buys preferred stock from selected financial institutions. Although we have applied to participate in this program and have been requested to amend our submission, we do not know whether we will be selected to participate in the program or, if selected, how many shares the Treasury Department would be willing to purchase from us. If it does not appear that chances for selection to participate in the program are favorable, we may choose to withdraw our application and possibly seek to raise capital elsewhere. For a more detailed description of the Capital Purchase Program, please refer to "APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK" of the enclosed Consent Solicitation Statement.

             We consider the authorization of preferred shares desirable to provide maximum flexibility with respect to our ability to augment our capital from time to time. We urge you to read the accompanying written consent solicitation carefully, as it contains a detailed explanation of the proposed amendment and the reasons for the proposed amendment. We believe the proposed amendment is in the best interests of Temecula Valley Bancorp Inc. and our shareholders.

             Please complete, date and sign the enclosed written consent card and return it promptly in the enclosed envelope so that we receive your response on or before December 31, 2008 (unless extended by us).

             Your continued support and interest in Temecula Valley Bancorp are sincerely appreciated.

                                           Sincerely,



                                           Luther J. Mohr
                                           Vice Chairman of the Board

                          TEMECULA VALLEY BANCORP INC.
                       27710 JEFFERSON AVENUE, SUITE A-100
                           TEMECULA, CALIFORNIA 92590

                       NOTICE OF SOLICITATION OF CONSENTS
                       ----------------------------------

To the Shareholders of Temecula Valley Bancorp Inc.:

             This Notice of Solicitation of Consents and accompanying Consent Solicitation Statement are furnished to you by Temecula Valley Bancorp Inc. (the "Company") in connection with the solicitation on behalf of our board of directors of written consents from the holders of the Company's common stock to take action without a shareholders meeting.

             Our board of directors is requesting the holders of Company common stock to consent to an amendment of the Company's Articles of Incorporation to authorize 5,000,000 shares of preferred stock.

             We request that you indicate your written consent to the proposed amendment by marking, signing and dating the enclosed written consent card and promptly mailing it in the enclosed envelope (which needs no postage if mailed in the United States) so that it will be received by the Company on or before December 31, 2008. Please see the instructions on the enclosed written consent card.

             We have established the close of business on November 14, 2008 as the record date for determining shareholders entitled to submit written consents. The proposed corporate action may be taken only if holders of record on such date representing at least a majority of our outstanding shares of common stock submit to the Company a written consent to such action on or before December 31, 2008, subject to extension by our board. Please make sure we receive your written consent on or before December 31, 2008. We retain the right to extend such date.

             If your shares are held in the name of a brokerage firm, bank nominee or other institution, only that entity can execute a consent with respect to your shares of common stock. Accordingly, please contact the person responsible for your account and give instructions for a consent for your shares to be signed, dated and delivered to us.

             The Board unanimously recommends that you CONSENT to the amendment to the Articles of Incorporation to authorize 5,000,000 shares of preferred stock.

             Our mailing address is 27710 Jefferson Avenue, Suite A-100, Temecula, California 92590. If you need additional materials, please contact Donald A. Pitcher, our Chief Financial Officer and Secretary, at (951) 694-9940.

                                           By Order of the Board of Directors:



                                           Donald A. Pitcher
                                           Secretary


Temecula, California
December 17, 2008

                          TEMECULA VALLEY BANCORP INC.
                       27710 JEFFERSON AVENUE, SUITE A-100
                           TEMECULA, CALIFORNIA 92590


                         CONSENT SOLICITATION STATEMENT
                         ------------------------------


                                                   INTRODUCTION

This consent solicitation statement is being furnished in connection with the solicitation of written consents of the shareholders of Temecula Valley Bancorp Inc. (the "Company") to amend our Articles of Incorporation. The proposed amendment to our Articles of Incorporation would create an additional class of 5,000,000 shares of authorized preferred stock. This consent solicitation statement contains important information for you to consider when deciding how to vote on this matter. Please read it carefully.

Our board of directors set the close of business on November 14, 2008 as the record date. Shareholders who were the record holders of Temecula Valley Bancorp Inc. common stock as of that date are entitled to act with respect to the consent. There were 10,040,267 shares of our common stock outstanding on November 14, 2008 held of record by approximately 383 registered shareholders.

Voting materials, which include this consent solicitation statement and a written consent card, are being mailed to shareholders on or about December 17, 2008.

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION STATEMENT

Why am I receiving this consent solicitation statement and written consent card?

You are receiving this consent solicitation statement and written consent card because you owned shares of our common stock as of the close of business on November 14, 2008. This consent solicitation statement describes the issue on which we would like you to vote by written consent.

Our board of directors has elected to obtain shareholder approval of the amendment to our Articles of Incorporation by written consent, rather than by calling a special meeting of shareholders. Written consents are being solicited from all of our shareholders pursuant to Section 603 of the California Corporations Code and Section 2.11 of Article II of our Bylaws.

When must we receive the consents?

Please return your written consent by 5:00 p.m., Pacific Standard Time, on December 31, 2008 (unless extended by us).

Who is soliciting my consent and who is paying the cost of solicitation?

Our board of directors is sending you this consent solicitation statement in connection with its solicitation of consents to approve the amendment to our Articles of Incorporation. Certain directors, officers and employees of our company may solicit consents by mail, facsimile or in person. Our company will pay for the costs of solicitation. We expect to pay any compensation for the solicitation of consents and in connection with the reasonable expenses of brokers, nominees and similar record holders in mailing consent materials to beneficial owners of our common stock.

What am I voting on?

We are asking you to consent to an amendment to our Articles of Incorporation to provide for the authorization of 5,000,000 shares of preferred stock. If approved, the amendment to our Articles of Incorporation provides us the opportunity to participate in the United States Treasury Department Capital Purchase Program wherein the Treasury Department buys preferred stock from selected financial institutions. We have applied to participate in this program but we do not know whether we will be selected to participate in the program or, if selected, how many shares the Treasury Department would be willing to purchase from us. If it does not appear that chances for selection to participate in the program are favorable, we may choose to withdraw our application and possibly seek to raise capital elsewhere. For a more detailed description of the Capital Purchase Program, please refer to "APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK."

Who is entitled to vote?

Only shareholders who were owners of record of our common stock as of the close of business on November 14, 2008 are entitled to receive notice of the solicitation of consents and to vote their shares as "consent," "consent withheld" or "abstain." A "consent withheld" or an "abstain" will be counted as a vote against the proposal.

How many votes do I have?

Each share of common stock entitles the holder of record to one vote on the matter set forth in the written consent card.

How do I vote on the consent?

You may vote as follows:

By Mail. Be sure to complete, sign and date the written consent card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed written consent card but do not indicate your voting preferences, you will be deemed to have consented to the amendment.

If your shares are held in street name, voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive directly from the holder of record.

Can I change my vote after I return my written consent card?

Yes. You may revoke your written consent and change your vote at any time before we receive enough CONSENTS in favor of the proposal for the proposal to be approved by filing with our Secretary at our main office either a notice of revocation or another signed written consent card bearing a later date.

What is the recommendation of the board of directors?

Our board of directors recommends that you CONSENT to the amendment to our Articles of Incorporation.

Will my shares be voted if I do not sign and return my written consent card?

If your shares are registered in your name and you do not return your written consent card, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may or may not be able to vote your shares, depending on your brokerage agreement.

How will broker non-votes be treated?

Broker non-votes will not be entitled to vote. They will have no effect on the outcome of the proposed amendment.

How will abstentions be treated?

Abstentions will be treated as votes against a proposal.

What vote by consent is required to approve the amendment to our Articles of Incorporation?

The favorable vote by consent of the holders of a majority of the shares of our common stock outstanding and entitled to vote is required to approve the amendment to our Articles of Incorporation. If you do not consent to the amendment or if you do not vote at all (abstain), and we do not otherwise obtain enough consents to approve the changes to our Articles of Incorporation, the amendment will not be approved.

When are shareholder proposals due?

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), proposals by our shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our 2009 annual meeting must be delivered to our Secretary at our principal offices no later than December 22, 2008. In addition to these advance notice requirements, there are other requirements that a shareholder must meet in order to have a proposal included in our proxy statement under the rules of the Securities and Exchange Commission ("SEC").

For nominations and all other proposals by our shareholders to be timely and proper, a shareholder's notice must be delivered to, or mailed and received at, our principal executive offices in accordance with the advance notice provisions and other requirements of our bylaws and applicable law. Our bylaws provide that proposals may be made by any shareholder who timely and completely complies with the notice procedures contained in our bylaws and was a shareholder of record at the time of giving notice and is otherwise entitled to vote at the meeting, so long as the proposal is a proper matter for shareholder action and the shareholder otherwise complies with the provisions of our bylaws and applicable law. However, shareholder nominations of persons for election to our board of directors at a special meeting may only be made if our board of directors has determined that directors are to be elected at the special meeting.

To be timely, a shareholder's notice regarding a proposal not intended for inclusion in our proxy materials must be delivered to our Secretary at our principal executive offices not later than, in the case of an annual meeting, the close of business on the 45th day before the first anniversary of the date on which we first mailed our proxy materials for the prior year's annual meeting of shareholders, which mailing date was April 16, 2008. However, if the date of the current year's meeting has changed more than 30 days from the date of the prior year's meeting, then in order for the shareholder's notice to be timely it must be delivered to our Secretary a reasonable time before we mail our proxy materials for the current year's meeting. For purposes of the preceding sentence, a "reasonable time" coincides with any adjusted deadline we publicly announce and in the case of a special meeting, the close of business on the seventh day following the day on which we first publicly announce the date of the special meeting.

Except as otherwise provided by law, if the chairperson of the meeting determines that a nomination or any business proposed to be brought before a meeting was not made or proposed in accordance with the procedures set forth in our bylaws and summarized above, the chairperson may prohibit the nomination or proposal from being presented at the meeting.

How can I find the results of the consent?

Final results will be published in a Form 8-K after the time period providing consents expires (the earlier of December 31, 2008, unless extended, or the time at which enough consents have been received to approve the proposal). Final results will also be published in our annual report on Form 10-K for 2008, which we will file with the SEC. You may view and print the Form 10-K through the SEC's electronic data system called EDGAR at www.sec.gov.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                              BENEFICIAL OWNERSHIP

To our knowledge, one shareholder beneficially owned more than 5% of the outstanding shares of our common stock as of the record date. He is listed in the table below.

The following table shows, as of December 1, 2008, the amount of our common stock beneficially owned (unless otherwise indicated) by (a) each director; (b) each of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of our company and our bank in the table below; (c) the one person known to us to be the beneficial owner of more than 5% of our common stock; and (d) all of our bank's directors and executive officers as a group. Except as otherwise noted, we believe that the beneficial owners of the shares listed in the following table, based on information furnished by such owners, have or share with a spouse voting and investment power with respect to the shares. Percentages are based on 10,040,267 shares of common stock outstanding as of December 1, 2008.

The business or mailing address for each listed person is 27710 Jefferson Avenue, Suite A-100, Temecula, California 92590. For purposes of the table below, a person is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. Also, for purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security that such person has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

                                                                             Common Shares       Percent
                                                                             -------------       -------
     Name & Position                                                      Owned Beneficially     of Class
     ---------------                                                      ------------------     --------

     Dr. Steven W. Aichle, Director, Company/Bank                                322,894 (1)       3.22%

     Frank Basirico, Jr., SEVP/Chief Administrative Officer                       22,607 (2)       0.23%

     Dr. Robert P. Beck, Director, Company/Bank                                  217,241 (3)       2.16%

     Neil M. Cleveland, Director, Company/Bank                                   161,402 (4)       1.61%

     George Cossolias, Director, Company/Bank                                     41,000 (5)       0.41%

     William H. McGaughey, Former SEVP/Dir. Cap. Mrkts/Treas., Bank                   -- (6)         --

     Luther J. Mohr, Director, Company/Bank                                      358,550 (7)       3.57%

     Donald A. Pitcher, EVP/CFO, Bank: CFO, Company                               86,886 (8)       0.87%

     Thomas M. Shepherd, Former SEVP/Chief Credit Officer, Bank                       -- (9)         --

     Stephen H. Wacknitz, Director Company/Bank; Former Pres/CEO/COB,            861,969 (10)      8.59%
           Bank/Company/5% Shareholder of Company

     Richard W. Wright, Director, Company/Bank                                   207,366 (11)      2.07%


     ALL DIRECTORS AND EXECUTIVE OFFICERS (14 in number)                           2,393,921      23.84%

---------------------

(1)  Includes 123,762 shares of common stock underlying stock options

(2) Includes 16,665 shares of common stock underlying stock options and 130 allocated ESOP shares.

(3)  Includes 7,229 shares of common stock underlying stock options

(4)  Includes 109,000 shares of common stock underlying stock options

(5)  Includes 8,000 shares of common stock underlying stock options

(6) Employment with bank terminated April 7, 2008. We do not know how many shares, if any, are beneficially owned by Mr. McGaughey.

(7)  Includes 105,000 shares of common stock underlying stock options

(8) Includes 31,666 shares of common stock underlying stock options and 220 allocated ESOP shares

(9) Employment with bank terminated January 14, 2008. We do not know how many shares, if any, are beneficially owned by Mr. Shepherd.

(10) Employment with bank terminated December 3, 2008. Includes 194,671 shares of common stock underlying stock options and 220 allocated ESOP shares

(11) Includes 80,000 shares of common stock underlying stock options

               APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION
                          TO AUTHORIZE PREFERRED STOCK

General

On November 4, 2008, our board of directors unanimously approved an amendment to
Article III of our Articles of Incorporation to authorize 5,000,000 shares of preferred stock in such wholly unissued series and containing such preferences, limitations and relative rights as may be determined by the board of directors from time to time. We currently have 40,000,000 shares of authorized common stock, but we are not authorized to issue preferred stock. Of the 40,000,000 shares of common stock authorized, as of December 1, 2008, 10,040,267 shares are outstanding, 448,214 shares are reserved for issuance under our 2004 Stock Incentive Plan, 70,431 shares are subject to outstanding options under our 1996 Incentive and Nonqualified Stock Option Plan (Employees) (expired), 494,876 shares under our 1997 Nonqualified Stock Option Plan (Directors) (expired) and 698,915 shares under our 2004 Stock Incentive Plan.

In addition to reading this proposal, you should review and consider the text of the proposed amendment, which is set forth in Appendix A attached to this consent solicitation statement. The amendment will become effective when a Certificate of Amendment to our Articles of Incorporation is filed with the Secretary of State of the State of California. We intend to file the Certificate of Amendment promptly after (and if) our shareholders consent to the amendment. The text may be amended to include any changes required by the Secretary of State of the State of California.

Purpose of the Proposal

Our board of directors believes that the proposed authorization of preferred stock would provide us with flexibility to issue shares of preferred stock for a variety of purposes, including without limitation, funding general working capital needs and internal growth. We have no specific agreements, commitments or plans at this time for the issuance, sale or other use of series or classes of preferred stock, except that we may participate in the Troubled Assets Relief Program Capital Purchase Program ("Program") sponsored by the United States Treasury Department ("Treasury"). We have submitted an application to participate in the Program, as more fully described below. We have requested that Treasury purchase $45 million of securities under the Program but we do not know what amount of this request, if any, will be approved. Our application to participate is currently under review by our bank regulators (the Federal Deposit Insurance Corporation and the Federal Reserve Board) and Treasury. Treasury is not obligated to accept our application or purchase any securities from us.

The terms of the senior trust preferred securities ("Senior Preferred") under the Program currently published by Treasury are set forth at Appendix B attached to this consent solicitation statement. Generally, Treasury will purchase for cash from selected financial institutions Senior Preferred of not less than 1% of its risk weighted assets and not more than the lesser of (i) 3% of specified assets and (ii) $25 billion long with warrants. The Senior Preferred would be senior to our common stock, pay 5% per annum cumulative dividends for five years and, thereafter, 9% per annum cumulative dividends, and could not be redeemed for three years except with proceeds from a qualified offering of not less than 25% of the aggregate proceeds from the sale of Senior Preferred. The redemption price would equal the purchase price plus accrued and unpaid dividends. Because we do not currently pay a dividend and dividend increases require the consent of the Treasury, dividends could not be paid on common stock for three years without such consent. In addition, the Senior Preferred would be nonvoting except in specific instances that adversely affect such shares. If dividends on the Senior Preferred are not paid for six quarterly periods, the Senior Preferred holders would have the right to elect two directors to our board of directors. We would be required to file a shelf registration covering the resale of the Senior Preferred after issuance, and the Senior Preferred holders would have piggyback registration rights. Listing of the Senior Preferred on a national exchange could be requested by the holders of the Senior Preferred. There would be certain restrictions and requirements relative to management compensation so long as Senior Preferred are outstanding including restrictions on compensation paid to named officers that might encourage such officers to take unnecessary and excessive risks, requirements for recovery (clawback) of payments if compensation were based upon materially inaccurate financial statements or any other materially inaccurate criteria, restrictions on golden parachute payments, generally in excess of three times base salary, and a $500,000 per year cap on deductibility of compensation for tax purposes.

Treasury would also receive a warrant to acquire 15% of the Senior Preferred purchase amount in our common stock. The exercise price of the warrant would be the market price of our common stock (calculated over 20 days) at the time of the sale of the Senior Preferred. The holders of the warrant would agree that they would not exercise voting rights upon acquisition of the common shares under the warrant. Assuming we issue $6,750,000 worth of warrants as above described and the 20 trading day trailing average closing price of our common stock is $1.61 at the time of issuance of such warrants, an exercise of all warrants would result in the issuance of approximately 4,193,000 shares of our common stock.

As indicated above, it is uncertain whether and to what extent we might be permitted to participate in the Program. Our board of directors does not intend to issue any preferred stock except on terms that our board deems to be in the best interests of our company and its shareholders. If this proposal is approved, future issuances of series or classes of preferred stock (up to the 5,000,000 shares being authorized) will not require prior notice to shareholders or shareholder approval, unless required under the terms of any then existing class or series of preferred stock or required by the rules of any exchange on which our securities are then traded.

Use of Proceeds

Assuming we participate in the Program or obtain capital from a different source, the proceeds to us resulting from the sale of preferred shares (and warrants, if under the Program) would be utilized for any legitimate corporate purpose. The expected use of such proceeds is unknown at this time; however, proceeds may be used to facilitate any or none of the following purposes: to reduce short term borrowings with a higher cost of funds, to extend financing to new and existing loan customers, invest in growth markets, and pursue any other strategic objectives for purposes of enhancing shareholder value.

Shelf Registration Statement; Listing of Securities on NASDAQ

Pursuant to the terms of the Securities Purchase Agreement released by Treasury in connection with the Program (the "Securities Purchase Agreement"), we will be required to file a shelf registration statement with the Securities and Exchange Commission for purpose of registering the Senior Preferred shares, the warrants and the common shares issuable under the warrants as promptly as practicable after the date of Treasury's investment, and maintain the effectiveness of such registration statement. The Securities Purchase Agreement further requires that we use our reasonable best efforts to cause the Senior Preferred shares (if requested by Treasury) and the shares of common stock issuable upon exercise of the warrant to be listed on the national securities exchange on which our common stock is listed, or on another national securities exchange designated by Treasury.

Possible Adverse Effects of the Proposal

The issuance of preferred stock, including shares to Treasury under the Program, may have adverse effects upon the holders of common stock. It is not possible to determine the actual effect of the authorization and issuance of the preferred stock on the rights of the shareholders of our company until our board of directors determines the rights of the holders of a series or class of preferred stock and, with respect to the Senior Preferred, until the issuance is finalized. Such effects under the Program and otherwise may include:

1. Restrictions on the payment of dividends to holders of common stock. Any preferred shares we may issue may restrict or prohibit, in certain instances, the payment of dividends to holders of our common stock. If we issue Senior Preferred shares to Treasury, for as long as any such shares are outstanding, no dividends may be declared or paid on common shares, nor may we repurchase or redeem any common shares, unless all accrued and unpaid dividends for all past dividend periods on such shares are fully paid. In addition, the consent of Treasury will be required for any payment of dividends on common shares until the third anniversary after the sale to Treasury unless, prior to such third anniversary, we redeem all of the shares in whole or Treasury has transferred all of the shares to third parties.

2. Dilutive effects of issuing preferred securities and warrants. If we issue preferred shares that are not part of the Program, it is possible that such shares could have dilutive effects upon the shares held by our common holders. As of December 1, 2008, there were 10,040,267 shares of our common stock issued and outstanding. Assuming Treasury approves our application to participate in the Program and we sell $45 million worth of shares of the Senior Preferred shares to Treasury, and further assuming we would be required to issue warrants to purchase common stock valued at $6,750,000, which would equate to warrants for approximately 4,193,000 shares of common stock assuming (for illustrative purposes only) a $1.61 exercise price, representing approximately 30% of the currently issued and outstanding shares, assuming the warrant is fully exercised.

     The effect of the issuance of the Senior Preferred shares to Treasury on earnings is indeterminable at this time because we have not yet determined specifically how we will use the proceeds of such issuance. However, an exercise of all of the warrants at a $1.61 exercise price could dilute the earnings per share of each of the existing common shareholders by as much as 30%. An exercise price exceeding the illustrative $1.61 would result in fewer shares being issued, and less dilution, while an exercise price of less than $1.61 would result in more shares being issued, and greater dilution.

     With respect to book value per share, an exercise of all of the warrants could dilute the book value per share, but only in the event that the exercise price does not exceed the then-existing book value per share. As of September 30, 2008, the book value per share was approximately $10.11, while the closing price of our common stock over the past 52 weeks ranged from a low of $1.02 to a high of $13.75.

3. Effect on your voting rights. Preferred stock we may issue could have voting rights which would have the effect of diluting the voting rights of our holders of common stock. The Senior Preferred shares will be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred shares, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred shares are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred shares will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods. With respect to the warrants, the Securities Purchase Agreement provides that Treasury will agree not to exercise any voting rights with respect to shares of common stock issued upon exercise of such warrants.

4. Restrictions on repurchases. Under the Program, Treasury's consent will be required for any share repurchases (other than (i) repurchases of the Senior Preferred shares and (ii) repurchases of common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary after Treasury's investment unless prior to such third anniversary the Senior Preferred shares are redeemed in whole or Treasury has transferred all of the Senior Preferred shares to third parties. In addition, there may be no share repurchases of common shares if prohibited as described under "Restrictions on the payment of dividends to holders of common stock" above.

5. Require an expansion of our Board. Under the terms of the Program, if we fail to pay dividends for six quarterly periods, we could be required to increase the size of our Board by two members to accommodate members that can be appointed by Treasury.

6. Other adverse effects. The Senior Preferred shares or other preferred shares, when issued, may have rights and preferences in addition to the foregoing that materially impact the holders of our common stock, but which are indeterminable at this time.

Effect of Denial of Application to Participate in the Program

In the event our shareholders approve the Amendment but our application to participate in the Program is denied, management believes that such denial may have a material effect on our liquidity, capital resources and/or results of operations; however, such a denial does not preclude us from seeking and securing other sources of capital.

As discussed in detail in our quarterly report on Form 10-Q for the period ending September 30, 2008, we reported, net, year-to-date charge-offs in our loan portfolio of $11,003,000 and recorded a provision for loan losses of $15,050,000. The capital that we could raise as a result of our participation in the Program or otherwise through a separate offering would provide capital insulation in the event additional loan losses are incurred, or if local economic conditions worsen and we begin to experience higher levels of loan losses than we have experienced in the first nine months of 2008. For example, assuming we are approved to issue Senior Preferred in an amount equal to 3% of risk-weighted assets, we would receive approximately $45 million pursuant to the Program. If we are approved at the minimum level of 1% of risk-weighted assets, we would receive approximately $15 million.

Liquidity. Liquidity is the ability to quickly raise cash at a reasonable cost. An adequate liquidity position permits us to pay creditors, compensate for unforeseen deposit fluctuations and fund unexpected loan demand. While management believes that we currently have in place adequate resources to permit us to continue to meet our short-term and long-term obligations, funds raised under the Program could be deployed for such purposes at a lower cost than traditional sources of liquidity.

Capital Resources. We, on a consolidated basis, and our subsidiary bank are subject to various regulatory capital requirements. Failure to meet minimum capital requirements can subject us and/or our subsidiary bank to regulatory action that could have a direct material effect on our financial statements. While management expects that we and our subsidiary bank will continue to maintain for the foreseeable future capital levels that exceed the regulatory standards to be deemed "well-capitalized," the incurrence of additional losses, if significant, could result in the deterioration of our capital position to the point that we are no longer considered well-capitalized. The ability to raise additional capital at relatively low cost through the Program is attractive for purposes of maintaining our well-capitalized status, if necessary.

Results of operations. Our earnings decreased for the first nine months of 2008, due to the losses incurred in our loan portfolio described above. Because our earnings are significantly impacted by the performance of our loan portfolio, additional losses could adversely affect future earnings. Our access to funds pursuant to the Program would provide us an additional capital cushion for such losses, and could permit us to improve our profitability through offering traditional lending products (shifting away from SBA lending) and a lower cost of funds.

Amendments of Certain Executive Agreements; Waivers from Certain Senior Executive Officers

If our application to participate in the Program is approved and we decide to participate, we will adopt the Executive Compensation Standards necessary for participation in the Program. These standards, which generally would apply to our chief executive officer, chief financial officer, plus the next three most highly compensated executive officers (collectively referred to as "senior executives"), include the following: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of our company; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive, generally referred to as "golden parachute" payments, above specified limits set forth in the U.S. Internal Revenue Code; and (4) agreeing not to deduct for federal income tax purposes executive compensation in excess of $500,000 for each senior executive - for this purpose, all compensation paid to the senior executive for the applicable tax year is taken into account, including certain qualified performance-based compensation normally deductible under Section 162(m) of the U.S. Internal Revenue Code. Any amendments that we may make are not expected to materially affect the existing compensation arrangements with our senior executives nor are such amendments expected to have a material affect on our Company.

Additionally, the terms of the Securities Purchase Agreement and waiver form released by Treasury require that our chief executive officer, chief financial officer and next three most highly compensated executive officers execute a waiver releasing Treasury and us from any claims that they might have against Treasury and us as a result of the issuance of any federal regulations that require the modification of the terms of their agreements with respect to compliance with the implementation of the Executive Compensation Standards described above.

                    LIQUIDITY AND FINANCIAL STATEMENT IMPACT
                                 OF THE PROGRAM

Overview

We have always placed great emphasis on maintaining a strong capital base and continue to exceed regulatory capital requirements for well-capitalized financial institutions. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that we are financially sound, and to enable us to provide a desirable level of profitability. Accordingly, our board of directors believes that we should take all necessary steps to achieve higher capital levels that will position us to remain strong through this national economic crisis, including participating in the Program.

Our capital ratios remain strong and we believe that we have sufficient liquidity to meet our anticipated funding needs. However, to the extent that shareholders do not approve by consent the proposed amendment to our Articles of Incorporation described in this Consent Solicitation Statement, we could be precluded from participating in the Program, which is one of the most cost effective methods for any financial institution to further strengthen its capital base.

In managing our consolidated balance sheet, we depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs, and to accommodate the transaction and cash management needs of our customers. Sources of funding available to us, and upon which we rely as regular components of our liquidity and funding management strategy, include inter-bank borrowings and brokered deposits. We have also historically enjoyed a solid reputation in the capital markets and historically have been able to raise funds from either short or long-term borrowings or equity issuances. Recently, the volatility and disruption in the capital and credit markets has reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers' underlying financial strength. If current levels of market disruption and volatility continue or worsen, our ability to access certain of our sources of funding on satisfactory terms may be disrupted, which may adversely affect our capital costs and, in turn, our liquidity.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.

     o The issuance of either $45 million or $15 million of Senior Preferred stock to Treasury under the Program.

     o Assuming the issuance of $45 million of Senior Preferred stock to Treasury under the Program, the issuance of warrants to purchase approximately 4,193,000 shares of our common stock assuming a purchase price of $1.61 per share (trailing 20-day average closing share price as of December 9, 2008).

     o Assuming the issuance of $15 million of Senior Preferred stock to Treasury under the Program, the issuance of warrants to purchase approximately 1,398,000 shares of our common stock assuming a purchase price of $1.61 per share (trailing 20-day average closing share price as of December 9, 2008).

     o The reduction in short-term borrowings (consisting primarily of brokered deposits) from the proceeds of the Program.

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in our common stock price, and the discount rate used to determine the fair value of the Senior Preferred.

The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Program been received, or the issuance of the warrants pursuant to the Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the Program is subject to our shareholders approving by consent the proposed amendment to our Articles of Incorporation described in this Consent Solicitation Statement.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Consent Solicitation Statement and Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC, which are specifically incorporated by reference in this Consent Solicitation Statement.

Pro Forma Financial Information assuming Minimum of $15.0 Million and Maximum of $45.0 Million Investments

                          Temecula Valley Bancorp Inc.
          Pro Forma Consolidated Balance Sheet Data and Capital Ratios
                                 (in thousands)

                                                        (unaudited)               Pro forma
                                                         Historical          September 30, 2008
                                                        September 30,
                                                            2008           Minimum          Maximum
                                                      -----------------------------------------------
      Balance Sheet:
      Total liabilities (1)                         $    1,412,517   $    1,397,517   $    1,367,517
      Shareholders' Equity:
      Preferred stock                               $            -   $       15,000   $       45,000
      Discount on preferred                                      -           (1,239)          (3,716)
      Warrants                                                   -            1,239            3,716
      Common stock                                          36,097           36,097           36,097
      Retained Earnings                                     65,415           65,415           65,415
      Accumulated other comprehensive loss                     (57)             (57)             (57)
                                                  ---------------------------------------------------
      Total shareholders' equity                    $      101,455   $      116,455   $      146,455
                                                  ===================================================

      Capital Ratios:
      Total risk-based capital to risk-weighted
       assets ratio                                          11.46%           12.44%           14.41%
      Tier 1 capital ratio                                    8.81%           10.12%           12.73%
      Leverage ratio                                          9.09%           10.44%           13.14%
      Equity to assets ratio                                  6.70%            7.69%            9.67%
      Tangible equity to tangible assets ratio                6.70%            7.69%            9.67%

-----------------

(1) Assumes that proceeds are initially used to reduce short-term borrowings (consisting primarily of brokered deposits).

                          Temecula Valley Bancorp Inc.
              Pro Forma Condensed Consolidated Statements of Income
                      (In thousands, except per share data)



                                                    Historical 12                                        Pro forma 12
                                                    Months Ended      Adjustment      Adjustment         Months Ended
                                                      12/31/07         Minimum         Maximum             12/31/07

                                                                                                    Minimum         Maximum
                                                 ----------------------------------------------------------------------------

Net interest income (1)                            $     65,632   $        779   $      2,336   $     66,411    $     67,968
Provision for losses on loans                             4,600                                        4,600           4,600
   Net interest income after provision for
losses on loans                                          61,032            779          2,336         61,811          63,368
Non-interest income                                      16,388                                       16,388          16,388
Non-interest expense                                     51,905                                       51,905          51,905
   Income from continuing operations before
    income taxes                                         25,515            779          2,336         26,294          27,851
Income Tax Expense (2)                                   10,377            328            982         10,705          11,359
   Income from continuing operations                     15,138            451          1,354         15,589          16,492
   Less: Preferred dividends (3)                              -            998          2,993            998           2,993
   Income from continuing operations available to
    common stockholders                                  15,138           (547)        (1,639)        14,591          13,499
Basic earnings per share available to common
 stockholders                                              1.45          (0.05)         (0.15)          1.40            1.30
Diluted earnings per share available to common
 stockholders                                              1.41          (0.20)         (0.48)          1.21            0.93
   Income from continuing operations               $     15,138   $       (547)  $     (1,639)  $     14,591    $     13,499
                                                 ============================================================================
Weighted average shares outstanding
   Basic                                                 10,411                                       10,411          10,411
   Diluted (4)                                           10,767          1,273          3,819         12,040          14,586


    (1) Assumes that the $15 million (minimum) and $45 million (maximum) in Program proceeds are used to reduce short-term borrowings (primarily brokered deposits) at a rate of 5.19%, which represents the weighted average rate paid on brokered deposits as of January 1, 2007. For the purpose of this pro forma, we have assumed an immediate impact on income equating to the decrease in cost of funds related to the brokered deposits. The actual impact to net interest income would be different as we will manage the decrease as funds are received and do not prepay any brokered certificates before contractual maturity. However, such impact cannot be estimated at this time as the timing of receipt of funds is unknown.

    (2) Additional income tax expense is attributable to additional net interest income as described in Note 1.

    (3) Consists of dividends on Senior Preferred at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five-year term, which is the expected life of the Senior Preferred upon issuance. The estimated accretion is based on a number of assumptions, which are subject to change. These assumptions include the discount (market rate at issuance) rate on the Senior Preferred, and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the Senior Preferred. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding our common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the Senior Preferred is determined based on assumptions regarding the discount rate (market rate) on the Senior Preferred (currently estimated at 12%).
   The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

    (4) As described in the Section titled "Additional Terms of the Capital Purchase Program," Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give Treasury the option to purchase 1,398,000 (minimum) and 4,193,000 (maximum) shares of our common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $1.61 (based on our trailing 20 day average share price as of December 9, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $1.61 was compared to our quarterly average stock price.

                          Temecula Valley Bancorp Inc.
              Pro Forma Condensed Consolidated Statements of Income
                      (In thousands, except per share data)



                                                    Historical 9                                         Pro forma 9
                                                    Months Ended      Adjustment      Adjustment         Months Ended
                                                       9/30/08         Minimum         Maximum              9/30/08

                                                                                                    Minimum         Maximum
                                                 ----------------------------------------------------------------------------

Net interest income (1)                            $     37,044   $        584   $      1,752   $     37,628    $     38,796
Provision for losses on loans                            15,050                                       15,050          15,050
   Net interest income after provision for
    losses on loans                                      21,994            584          1,752         22,578          23,746
Non-interest income                                       7,773                                        7,773           7,773
Non-interest expense                                     36,785                                       36,785          36,785
   Income from continuing operations before
    income taxes                                         (7,018)           584          1,752         (6,434)         (5,266)
Income Tax Expense (2)                                   (2,857)           240            721         (2,617)         (2,136)
   Income from continuing operations                     (4,161)           344          1,031         (3,817)         (3,130)
   Less: Preferred dividends (3)                              -            749          2,245            749           2,245
   Income from continuing operations available to
    common stockholders                                  (4,161)          (405)        (1,214)        (4,566)         (5,375)
Basic earnings per share available to common
 stockholders                                             (0.42)         (0.03)         (0.11)         (0.45)          (0.53)
Diluted earnings per share available to common
 stockholders                                             (0.42)         (0.03)         (0.11)         (0.45)          (0.53)
   Income from continuing operations               $     (4,161)  $       (405)  $     (1,214)  $     (4,566)   $     (5,375)
                                                 ============================================================================
Weighted average shares outstanding
   Basic                                                 10,059                                       10,059          10,059
   Diluted (4)                                           10,059              -              -         10,059          10,059


    (1) Assumes that the $15 million (minimum) and $45 million (maximum) in Program proceeds are used to reduce short-term borrowings (primarily brokered deposits) at a rate of 5.19%, which represents the weighted average rate paid on brokered deposits as of January 1, 2007. For the purpose of this pro forma, we have assumed an immediate impact on income equating to the decrease in cost of funds related to the brokered deposits. The actual impact to net interest income would be different as we will manage the decrease as funds are received and do not prepay any brokered certificates before contractual maturity. However, such impact cannot be estimated at this time as the timing of receipt of funds is unknown.

    (2) Additional income tax expense is attributable to additional net interest income as described in Note 1.

    (3) Consists of dividends on Senior Preferred at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five-year term, which is the expected life of the Senior Preferred upon issuance. The estimated accretion is based on a number of assumptions, which are subject to change. These assumptions include the discount (market rate at issuance) rate on the Senior Preferred, and assumptions underlying the value of the warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the Senior Preferred. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding our common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the Senior Preferred is determined based on assumptions regarding the discount rate (market rate) on the Senior Preferred (currently estimated at 12%).
   The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

    (4) As described in the Section titled "Additional Terms of the Capital Purchase Program," Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give Treasury the option to purchase 1,398,000 (minimum) and 4,193,000 (maximum) shares of our common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $1.61 (based on our trailing 20 day average share price as of December 9, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $1.61 was compared to our quarterly average stock price.

Potential Anti-Takeover Effects

The preferred stock that would be authorized if this proposal is approved by our shareholders and filed with the California Secretary of State may be issued from time to time as our board of directors may determine, without prior notice to or further action of our shareholders. The issuance of any or all of these shares of preferred stock from time to time could cause dilution to the voting rights and earnings per share of our outstanding shares of common stock. However, we believe that approval of this proposal is in the best interests of our company and our shareholders because the increase would make shares of preferred stock available for issuance in acquisitions or financings that could be used to enhance our business and results of operations.

Although we have no definitive plans to utilize preferred stock to entrench present management, we may, in the future, be able to use the available shares of preferred stock as a defensive tactic against hostile takeover attempts by issuing shares under a shareholder rights plan, in a private placement or in another transaction that causes substantial dilution to a person or group that attempts to acquire control of our company through a merger or tender offer on terms or in a manner not approved by our board of directors, whether or not our shareholders favorably view the change in control, merger or tender offer. The availability of shares of preferred stock will have no current anti-takeover effect, because no hostile takeover attempts are, to our management's knowledge, currently threatened.

We generally do not have provisions in our charter documents that operate as anti-takeover defenses except that, under our bylaws, special meetings of shareholders may be called only by our board of directors, by certain of our officers, or by holders of shares entitled to cast not less than 10% of the votes at the meeting. We also have advance notice provisions in our bylaws, which restrict shareholders' rights to present director nominations or shareholder proposals at our shareholders' meetings.

Our shareholders do not possess preemptive rights that would entitle such persons, as a matter of right, to subscribe for the purchase of any shares, rights, warrants or other securities or obligations convertible into, or exchangeable for, securities of our company. We do not presently have plans to propose the adoption of other anti-takeover measures in future proxy solicitations.

Consent Required

The affirmative CONSENT of a majority of the outstanding shares of common stock entitled to vote is required to approve and adopt this proposal.

Board Recommendation

Our board of directors unanimously recommends that shareholders vote for CONSENT to the adoption of the amendment to Article III of the Articles of Incorporation to authorize 5,000,000 shares of preferred stock.


                             ADDITIONAL INFORMATION

The rules of the SEC permit us to "incorporate by reference" certain information we file with the SEC into this consent solicitation statement. This means that we can disclose important information to shareholders by referring our shareholders to another document. Any information incorporated by reference into this consent solicitation statement is considered to be part of this consent solicitation statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this consent solicitation statement will automatically update and, where applicable, supersede any information contained in this consent solicitation statement or incorporated by reference into this consent solicitation statement.

We incorporate herein by reference the following documents and other information filed with the SEC (other than, in each case, any and all documents and/or information deemed to have been furnished to but not "filed" with the SEC in accordance with applicable SEC rules):

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

     o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 and September 30, 2008;

     o our Current Reports on Form 8-K filed on April 4, 2008, May 29, 2008, November 21, 2008 and December 5, 2008;

     o The description of our common stock contained in our Registration Statement on Form 8-A12G, filed with the SEC on June 3, 2002; and

     o All documents filed by us subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to December 31, 2008 (unless the time to obtain the consent is extended).

A copy of any of the documents referred to above will be furnished, without charge, by writing to the Secretary, Temecula Valley Bancorp Inc., 27710 Jefferson Avenue, Suite A-100, Temecula, CA 92590. In addition, the public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, www.sec.gov, through which all forms filed electronically may be accessed.

                                           By Order of the Board of Directors:


                                           Donald A. Pitcher
                                           Secretary




Temecula, California
December 17, 2008

                          TEMECULA VALLEY BANCORP INC.
                       27710 JEFFERSON AVENUE, SUITE A-100
                           TEMECULA, CALIFORNIA 92590

                                     CONSENT
                                     -------

          THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby (i) acknowledges receipt of the notice dated December 17, 2008 of the solicitation of consents from the shareholders of Temecula Valley Bancorp Inc., a California corporation (the "Company"), and the Consent Solicitation Statement related thereto and (ii) votes all shares of the common stock of the Company held of record by the undersigned on November 14, 2008, in the manner designated herein.

THIS CONSENT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE HEREIN. IF NO SPECIFICATION IS MADE, THIS CONSENT WILL BE COUNTED AS A "CONSENT" IN FAVOR OF THE PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS PROVIDE THEIR CONSENT TO THE PROPOSAL. PLEASE REVIEW CAREFULLY THE CONSENT SOLICITATION STATEMENT DELIVERED WITH THIS CONSENT.

1. To authorize the amendment to the Articles of Incorporation to authorize 5,000,000 shares of preferred stock.

                       CONSENT         CONSENT WITHHELD          ABSTAIN
                         |_|                 |_|                   |_|



                                Name:
                                       ------------------------------------

                                Date:
                                       ------------------------------------

                                Name:
                                       ------------------------------------

                                Date:
                                       ------------------------------------


NOTE: PLEASE DATE THIS CONSENT AND SIGN YOUR NAME OR NAMES EXACTLY AS SET FORTH HEREON. FOR JOINTLY OWNED SHARES, EACH OWNER SHOULD SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING. CONSENTS EXECUTED BY CORPORATIONS SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER AND SHOULD BEAR THE CORPORATE SEAL.

PLEASE DATE AND SIGN THIS CONSENT AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                   APPENDIX A
                                   ----------

                          TEMECULA VALLEY BANCORP INC.

                     AMENDMENT TO ARTICLES OF INCORPORATION


Subject to shareholder approval and acceptance by the Secretary of State of the State of California, Article III of the Articles of Incorporation of the Company shall be amended to read as follows:

             "Section 1. The total number of shares of all classes of capital which the Corporation has authority to issue is 45,000,000 as follows: (a) 40,000,000 of common stock and (b) 5,000,000 of preferred stock ("Preferred Stock").

             Section 2. The shares may be issued by the Corporation without the approval of shareholders.

             The Board of Directors is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of Preferred Stock in one or more wholly unissued series and to fix and state the powers, designations, preferences, and relative, participating, optional, or other special rights of the shares of such wholly unissued series, and the qualifications, limitations, or restrictions thereof, including but not limited to:

             (i) The distinctive serial designation, the number of shares constituting such series and the stated or par value thereof;

             (ii) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

             (iii) The voting powers, full or limited, if any, of the shares of such series;

             (iv) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

             (v) The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

             (vi) Whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

             (vii) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

             (viii) The subscription or purchase price and form of consideration for which the shares of such series shall be issued;

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             (ix)   Whether the shares of such series which are redeemed or
             converted shall have the status of authorized but unissued shares of Preferred Stock and whether such shares may be reissued as shares of the same or any other series of Preferred Stock;

             (x) The ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class, or series of any class of Preferred Stock, as to the payment of dividends, the distribution of assets and all other matters; and

             (xi) Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the State of California.

             Each share of each series of Preferred Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

             The powers, preferences and relative, participating, optional and other special rights of each class of stock and of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding."


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                                   APPENDIX B
                                   ----------

                          TARP Capital Purchase Program

                       Senior Preferred Stock and Warrants

                        Summary of Senior Preferred Terms


Issuer: Qualifying Financial Institution ("QFI") means (i) any U.S. bank or U.S savings association not controlled by a Bank Holding Company ("BHC") or Savings and Loan Company ("SLHC"); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominately in activities that are permitted for financial holding companies under relevant law; and (iv) any U.S. bank or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association controlled by a foreign bank or company. For purposes of this program, "U.S. bank," "U.S. savings association," "U.S. BHC" and "U.S. SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder: United States Department of the Treasury (the "Treasury").

Size: QFIs may sell preferred to Treasury subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and
(ii) 3% of its risk-weighted assets.

Security: Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, Treasury may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case Treasury may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking: Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status: Tier 1

Term: Perpetual life

Dividend: The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

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Redemption: Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI's primary federal bank regulator.

"Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by Treasury, the QFI shall have the right to repurchase any other equity security of the QFI held by Treasury at fair market value.

Restrictions on Dividends: For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends: Treasury's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or Treasury has transferred all of the Senior Preferred to third parties.

Repurchases: Treasury's consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or Treasury has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under "Restrictions on Dividends."

Voting rights: The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability: The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to Treasury piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by Treasury, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by Treasury, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

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Executive Compensation: As a condition to the closing of this investment, the
QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as Treasury holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to Treasury a waiver releasing Treasury from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant: Treasury will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under "Reduction." The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI shareholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term: 10 years

Exercisability: Immediately exercisable, in whole or in part

Transferability: The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one-half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to Treasury piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI's common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting: Treasury will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction: In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by Treasury shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and
(ii) 0.5.

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Consent: In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or shareholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its shareholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by Treasury to be necessary to allow the exercise of warrants into common stock.

Substitution: In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI shareholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of Treasury, for senior term debt or another economic instrument or security of the QFI such that Treasury is appropriately compensated for the value of the warrant, as determined by Treasury.


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